Exhibit 99.1

Regency Centers Announces Portfolio Sale

JACKSONVILLE, Fla. (July 18, 2012) – Regency Centers Corporation (NYSE:REG; the “Company”) announced today that it has entered into an agreement to sell a 15-property portfolio (the “Portfolio”) to an affiliate of Blackstone Real Estate Partners VII (“Blackstone”) for total consideration of $321.0 million representing a weighted average cap rate of 8.1%. The Portfolio is 90.3% leased, includes 2.1 million leasable square feet and is unencumbered by debt. All properties are wholly owned by the Company. Closing of the transaction is expected to occur on July 25, 2012. See Exhibit I to this press release for a complete listing of the properties.

The Company will maintain an approximate $47.5 million preferred equity investment in the Portfolio, which will earn an annual preferred return of 10.5%. This preferred investment cannot be redeemed prior to the 12-month anniversary of the closing date. Following the 12-month anniversary, Regency may call for the redemption of its preferred investment in whole or in part. Following the 18-month anniversary, each of Regency or Blackstone may initiate the redemption of Regency’s preferred investment, in whole or in part. Regency will not provide leasing or management services for the Portfolio after closing.

“The sale of these non-strategic assets is consistent with the stated objective for our capital recycling program this year, which is to be a net seller and to reinvest the proceeds into dominant, groceryanchored shopping centers located in target markets with excellent prospects for growth and to reduce leverage," said Hap Stein, Chairman and Chief Executive Officer.

As a result of entering into this agreement, Regency has recognized a net impairment loss of approximately $20.0 million in the second quarter of 2012 and is increasing full-year 2012 pro-rata disposition guidance by $200 million to a range of $400-$500 million. Additional information will be provided in conjunction with the Company's second quarter earnings release and earnings conference call, scheduled for July 31 and August 1, 2012, respectively.

Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At March 31, 2012, the Company owned 365 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 207 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Exhibit I: Portfolio Properties

Property	City	State	GLA (sf)	% Leased - 6/30/12	Anchor Tenant
Applegate Ranch Shopping Center	Modesto	CA	144,444	83.2%	Marshalls, PETCO, Wal-Mart(1), SuperTarget(1)
Clovis Commens	Fresno	CA	174,990	99.3%	Best Buy, TJ Maxx, PetSmart, Office Depot, Target(1)
Plaza Rio Vista	Riverside	CA	67,622	83.5%	Stater Bros.
Beneva Village Shops	Sarasota	FL	141,532	91.1%	Publix, Harbor Freight Tools, Walgreens
East Port Plaza	Port St. Lucie	FL	162,831	89.8%	Publix, Medvance, Walgreens
First Street Plaza	Fort Myers	FL	54,926	90.9%	Publix
Martin Downs Town Center	Stuart	FL	64,546	100.0%	Publix
Martin Downs Village Center	Stuart	FL	112,666	88.1%	Martin Memorial, Bealls Outlet
Martin Downs Village Shoppes	Stuart	FL	48,937	81.8%	Walgreens
Frankfort Crossing	Chicago	IL	114,534	88.2%	Jewel Osco, Ace Hardware
Garner Town Square	Raleigh	NC	184,347	90.0%	Kroger, PetSmart, Office Max, Target(1), Home Depot(1)
Wadsworth Crossing	Akron	OH	108,164	92.6%	PETCO, Office Max, Bed, Bath & Beyond, Target(1), Kohl's(1), Lowes(1)
Nashboro Village	Nashville	TN	86,811	96.8%	Kroger
Preston Park Village	Dallas	TX	239,333	90.5%	Tom Thumb, Gap
Shops at Highland Village	Dallas	TX	351,635	88.4%	AMC Theatre, Barnes & Noble

(1)Retailer is a shadow anchor and not part of the owned property.